Exhibit (h)(42)

FORM OF PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION is made as of the      day of              2011, by Northern Institutional Funds, a Delaware statutory trust (“NIF”), on behalf of its Global Tactical Asset Allocation Portfolio (the “NIF Portfolio”) and Northern Funds, a Delaware statutory trust (“NF” and together with NIF, the “Trusts”), on behalf of its Global Tactical Asset Allocation Fund (the “NF Fund” and together with the NIF Portfolio, the “Funds”).

A. BACKGROUND

The Funds are each separate investment portfolios of NIF and NF, respectfully. The Trust is an open-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Plan is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is intended to effect the reorganization (the “Reorganization”) of the NIF Portfolio with and into the NF Fund. The NIF Portfolio is referred to below as the “Transferor Fund” and the NF Fund is referred to below as the “Surviving Fund.”

The Reorganization will be effected by the transfer of all of the assets of the Transferor Fund to the Surviving Fund solely in exchange for (1) the assumption by the Surviving Fund of all liabilities of the Transferor Fund and (2) the issuance by the Trust to the Transferor Fund of shares of beneficial interest of the Surviving Fund (the “Surviving Fund Shares”). These transactions will be promptly followed by a pro rata distribution by the Transferor Fund of the Surviving Fund Shares it receives to its shareholders in exchange for the shares of beneficial interest of the Transferor Fund (the “Transferor Fund Shares”) that are then outstanding, in liquidation of the Transferor Fund, all upon the terms and conditions hereinafter set forth in this Plan.

This Plan has been approved by the Boards of Trustees of the Trusts based on each Board’s determination that participation in the Reorganization is in the best interests of the respective Fund and that the interests of such Fund’s existing shareholders will not be diluted as a result of the Reorganization.

B. THE REORGANIZATION

1.	Transfer of Assets of the Transferor Fund in Exchange for Assumption of Liabilities and Issuance of Surviving Fund Shares

1.1	Subject to the terms and conditions set forth herein, as of the Closing Time provided for in paragraph 3.1, the Transferor Fund will transfer all of its assets (as described in paragraph 1.2) and assign and transfer all of its debts, obligations, duties and other liabilities to the Surviving Fund. In exchange for all of the assets of the Transferor Fund, as of the Closing Time: (A) the Surviving Fund will assume all of the debts, obligations, duties and other liabilities of the Transferor Fund, whether accrued, absolute, contingent or otherwise, then existing, such that after the Closing Time the same may be enforced against the Surviving Fund to the same extent as if they had been incurred by the Surviving Fund; and (B) the Trust, on behalf of the Surviving Fund, will issue shares of the Surviving Fund that have an aggregate net asset value equal to the aggregate net value of the assets transferred by the Transferor Fund to the Surviving Fund, less the liabilities assumed by the Surviving Fund. The transactions described in this paragraph 1.1 will take place at the Closing provided for in paragraph 3.1.

1.2	The assets of the Transferor Fund to be acquired by the Surviving Fund will include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), tax operating losses, claims or rights of action, rights to register shares of beneficial interest under applicable securities laws, books and records, deferred or prepaid expenses and all other tangible and intangible property owned by the Transferor Fund at the Closing Time provided for in paragraph 3.1.

1.3	At, or as soon as possible after, the Closing Time the Transferor Fund will distribute in liquidation the Surviving Fund Shares it receives to the shareholders of record of the Transferor Fund, determined as of the close of business on the day of the Closing, pro rata in proportion to each shareholder’s beneficial interest in the Transferor Fund. Such distribution will be in exchange for each shareholder’s Transferor Fund Shares. Such distribution will be accomplished by the transfer of the Surviving Fund Shares then credited to the account of the Transferor Fund on the share records of NIF to open accounts on those records in the names of the Transferor Fund shareholders and representing the respective pro rata number of the Surviving Fund Shares received from the Surviving Fund that are due to the Transferor Fund shareholder. Fractional Surviving Fund Shares will be rounded to the third place after the decimal point.

1.4	The stock transfer books of NIF with respect to the Transferor Fund will be permanently closed as of the close of business on the day immediately preceding the Closing. Share redemption requests received thereafter by NIF with respect to the Transferor Fund will be deemed to be redemption requests for shares of the Surviving Fund issued pursuant to this Plan. As of the Closing Time, all issued and outstanding shares of the Transferor Fund will be canceled on the books of NIF. The Transferor Fund shareholder will have the right to receive any unpaid dividends or other distributions that were declared as of or prior to the Closing Time with respect to the Transferor Fund Shares that are held by the Transferor Fund shareholder at the Closing Time.

1.5	Any transfer taxes payable upon the issuance of Surviving Fund Shares in a name other than the registered holder of the Transferor Fund Shares on the books of any

Fund will be paid by the person to whom the Surviving Fund Shares are to be distributed as a condition of such transfer.

1.6	The legal existence of the Transferor Fund will be terminated as promptly as reasonably practicable after the Closing Time. After the Closing Time, the Transferor Fund shall not conduct any business except in connection with its liquidation and termination.

2.	Valuation

2.1	The value of the Transferor Fund’s assets to be acquired by the Surviving Fund hereunder, and the value of the full and fractional Surviving Fund Shares to be issued in exchange for the Transferor Fund’s assets, will be computed as of the valuation time provided in the Surviving Fund’s prospectus on the date of the Closing using the valuation procedures set forth in the Surviving Fund’s current prospectus and statement of additional information.

2.2	All computations of value will be made by The Northern Trust Company.

3.	Closing And Closing Date

3.1	The transfer of the Transferor Fund’s assets in exchange for the assumption by the Surviving Fund of the Transferor Fund’s liabilities and the issuance of Surviving Fund Shares to the Transferor Fund, as described above, together with such related acts as are necessary to consummate such transactions (the “Closing”), will occur at such place and at such date and time (the “Closing Time”) as may be determined by each Board of Trustees or an authorized officer of the Trusts.

3.2	At the Closing, the Trusts, on behalf of the respective Funds, will deliver such bills of sale, checks, assignments, stock certificates, receipts or other documents as the Trusts deem necessary or reasonable.

4.	Conditions

Consummation of the Reorganization is subject to the following conditions:

4.1	This Plan and the transactions contemplated herein will be approved by the Trustees of each Trust, and, if required by applicable law, by the requisite vote of the Transferor Fund’s shareholders;

4.2	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the SEC and of state securities authorities) deemed necessary by the Trusts to permit consummation, in all material respects, of the transactions contemplated hereby will be obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of a Trust, the Transferor Fund or the Surviving Fund, provided that a Trust may waive any of such conditions for itself or the respective Funds;

4.3	At the Closing Time, NIF, on behalf of the Transferor Fund, will have good and marketable title to the assets to be transferred to the Surviving Fund pursuant to paragraph 1.1, and will have full right, power and authority to sell, assign, transfer and deliver such assets hereunder. Upon delivery and in payment for such assets, NF, on behalf of the Surviving Fund, will acquire good and marketable title thereto subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the Securities Act of 1933, as amended (the “1933 Act”);

4.4	Each Trust will receive at or before the Closing Time an opinion of Drinker Biddle & Reath LLP satisfactory to the Trusts, substantially to the effect that for federal income tax purposes:

4.4A	The transfer of all of the assets and liabilities of the Transferor Fund to the Surviving Fund in exchange for the issuance of Surviving Fund Shares to the Transferor Fund, followed by the distribution in liquidation by the Transferor Fund of the Surviving Fund Shares to the Transferor Fund shareholders in exchange for their Transferor Fund Shares and the termination of the Transferor Fund, will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Transferor Fund and the Surviving Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

4.4B	No gain or loss will be recognized by either Transferor Fund upon (i) the transfer of its assets to the Surviving Fund in exchange for the issuance of Surviving Fund Shares to the Transferor Fund and the assumption by the Surviving Fund of the Transferor Fund’s liabilities, if any, and (ii) the distribution by the Transferor Fund of the Surviving Fund Shares to the Transferor Fund shareholders;

4.4C	No gain or loss will be recognized by the Surviving Fund upon its receipt of the Transferor Fund’s assets in exchange for the issuance of Surviving Fund Shares to the Transferor Fund and the assumption by the Surviving Fund of the liabilities, if any, of the Transferor Fund;

4.4D	The tax basis of the assets acquired by the Surviving Fund from the Transferor Fund will be, in each instance, the same as the tax basis of those assets in the Transferor Fund’s hands immediately before the transfer;

4.4E	The tax holding period of the assets of the Transferor Fund in the hands of the Surviving Fund will, in each instance, include the Transferor Fund’s tax holding period for those assets;

4.4F	The Transferor Fund’s shareholders will not recognize gain or loss upon the exchange of their Transferor Fund Shares for Surviving Fund Shares as part of the transaction;

4.4G	The tax basis of the Surviving Fund Shares received by Transferor Fund shareholders in the transaction will be, for each Transferor Fund shareholder, the same as the tax basis of the Transferor Fund Shares surrendered in exchange therefor; and

4.4H	The tax holding period of the Surviving Fund Shares received by Transferor Fund shareholders will include, for each Transferor Fund shareholder, the tax holding period for the Transferor Fund Shares surrendered in exchange therefor, provided that those Transferor Fund Shares were held as capital assets on the date of the exchange.

Each Trust will make and provide representations with respect to the Transferor Fund and the Surviving Fund, respectfully, that are reasonably necessary to enable Drinker Biddle & Reath LLP to deliver an opinion substantially as set forth in this paragraph 4.4, which opinion may address such other federal income tax consequences, if any, that Drinker Biddle & Reath LLP believes to be material to the Reorganization.

5.	Status of Surviving Fund Shares

Surviving Fund Shares issued in connection with the transactions contemplated herein will be duly and validly issued and outstanding and fully paid and non-assessable by NF.

6.	Expenses

The Funds’ investment adviser (or an affiliate of such investment adviser) will bear all of the expenses in connection with carrying out this Plan, including the fees and disbursements of attorneys, auditors and custodians, any federal and state stock transfer stamps required for the transfer of the Transferor Fund’s securities to the Surviving Fund and for the transfer of Surviving Fund Shares to registered shareholders of the Transferor Fund in liquidation of the Transferor Fund.

7.	Termination

This Plan may be terminated by each of the Boards of Trustees of the Trusts, and the Funds may abandon the Reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Transferor Fund, at any time prior to the Closing, if circumstances develop that, in either Board’s judgment, make proceeding with the Plan inadvisable.

8.	Amendment

This Plan may be amended, modified or supplemented in such manner as may be determined by the Trustees; provided, however, that following the approval of this Plan by any Transferor Fund’s shareholders, no such amendment may have the effect of changing the provisions for determining the number of Surviving Fund Shares to be paid to that Fund’s shareholders under this Plan to the detriment of such Fund shareholders without their further approval.

9.	Headings; Counterparts; Governing Law; Assignment; Survival; Waiver

9.1	The article and paragraph headings contained in this Plan are for reference purposes only and do not affect in any way the meaning or interpretation of this Plan.

9.2	This Plan will be governed by and construed in accordance with the laws of the State of Delaware.

9.3	This Plan will be binding upon and inure to the benefit of the Funds and their respective successors and assigns. Nothing herein expressed or implied is intended or will be construed to confer upon or give any person, firm or corporation other than the Funds and their respective successors and assigns any rights or remedies under or by reason of this Plan.

9.4	All persons dealing with the Trusts, the Transferor Fund or the Surviving Fund must look solely to the property of the Trusts, the Transferor Fund, or the Surviving Fund, respectively, for the enforcement of any claims against the Trusts, the Transferor Fund or the Surviving Fund, as neither the Trustees, officers, agents nor shareholders of the Trusts assume any personal liability for obligations entered into on behalf of the Trusts, the Transferor Fund or the Surviving Fund. No series of a Trust will be responsible for any obligations assumed by or on behalf of any other series of the Trust under this Plan.

9.5	The obligations set forth herein will not survive the Closing, except for the provisions of Section 1.6.

9.6	Each Trust, after consultation with counsel and by consent of its Board of Trustees, or any officer, may waive any condition to the obligations hereunder if, in their or such officer’s judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Funds.

10.	Notices

Any notice, report, statement or demand required or permitted by any provisions of this Plan will be in writing and will be given by prepaid telegraph, telecopy or certified mail addressed to each Trust at 50 South LaSalle Street, Chicago, Illinois 60603, Attention: President of Northern Funds and Northern Institutional Funds.

IN WITNESS WHEREOF, each Trust has caused this Plan to be executed by a duly authorized officer.

NORTHERN INSTITUTIONAL FUNDS, acting on behalf of its Global Tactical Asset Allocation Portfolio

By:
Title:

NORTHERN FUNDS, acting on behalf of its Global Tactical Asset Allocation Fund

By:
Title:

NORTHERN TRUST INVESTMENTS, INC., with respect to Section 6 only

By:
Title: